EXHIBIT 8.1

8.1 Principal subsidiaries of The Royal Bank of Scotland Group plc
The principal subsidiary undertakings of the company are shown below. Their capital consists of ordinary and preference shares which are unlisted with the exception of certain preference shares issued by NatWest. The Royal Bank, Churchill Insurance PLC and RBS Life Holdings are directly owned by the company, and all of the other subsidiary undertakings are owned directly, or indirectly through intermediate holding companies, by the Royal Bank and are all wholly-owned. All of these subsidiaries are included in the Group’s consolidated financial statements and have an accounting reference date of 31 December.

	Nature of business area	Country of incorporation and principal of operation

The Royal Bank of Scotland plc	Banking	Great Britain
National Westminster Bank Plc (1,4)	Banking	Great Britain
Churchill Insurance Group PLC	Insurance	Great Britain
Citizens Financial Group, Inc.	Banking	US
Coutts Bank (Switzerland) Limited	Private banking	Switzerland
Coutts & Co (2)	Private banking	Great Britain
Direct Line Insurance plc	Insurance	Great Britain
Greenwich Capital Markets, Inc.	Broker dealer	US
Lombard North Central PLC	Banking, credit finance, leasing and hire purchase	Great Britain
National Westminster Home Loans Limited	Home mortgage finance	Great Britain
The Royal Bank of Scotland International Limited	Banking	Jersey
RBS Life Holdings Limited	Life assurance	Great Britain
Ulster Bank Limited (3)	Banking	Northern Ireland

Notes:
(1)	The company does not hold any of the NatWest preference shares in issue.
(2)	Coutts & Co is incorporated with unlimited liability. Its registered office is 440 Strand, London WC2R 0Q5
(3)	Ulster Bank Limited and its subsidiary undertakings also operate in the Republic of Ireland.
(4)	On 31 January 2003, ownership of NatWest was transferred from the company to the Royal Bank.

The above information is provided in relation to the principal subsidiaries as permitted by Section 231(5) of the Companies Act 1985. Full information on all subsidiaries will be included in the Annual Return filed with the UK Companies House.